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                                                                   Exhibit 10.16


DATED                                                                   MAY 1998


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                     THE ASSOCIATED OCTEL COMPANY LIMITED


                                    - and -


                             ALAN GEOFFREY JARVIS






                           ---------------------------

                           EXECUTIVE SERVICE AGREEMENT

                           ---------------------------
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DATE:    22nd May 1998



PARTIES:

1. THE ASSOCIATED OCTEL COMPANY LIMITED (registered no: 344359) whose registered office is at Suite 2, 4th Floor, Berkeley Square House, Berkeley Square, London. W1X 6DT ("the Company").

2. ALAN GEOFFREY JARVIS of Cob Hall, Hoofield Lane, Huxley, Chester, CH3 9BR ("the Executive").

OPERATIVE PROVISIONS:

1.       INTERPRETATION

2.

1.1. The headings and marginal headings to the Clauses are for convenience only and have no legal effect.

1.2. Any reference in this Agreement to any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to.

1.3.     In this Agreement:

         "the Board"                        means the Board of Directors of the
                                            Parent or the Company as the case
                                            may be and includes any committee of
                                            the Board duly appointed by it;

         "Managing                          Director" means any person or
                                            persons jointly holding such office
                                            of the Company from time to time and
                                            includes any person(s) exercising
                                            substantially the functions of a

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                                            Managing Director or Chief Executive
                                            Officer of the Company;

         "Confidential Information"         includes but is not limited to all
                                            any trade secrets, names and contact
                                            details of customers and prospective
                                            customers, purchasing and sales
                                            agents, suppliers, prices charged to
                                            or charged by the company, financial
                                            and budget information, and any
                                            other information of a confidential
                                            nature relating to the Company or
                                            any Associated Company or
                                            information which has been given to
                                            the Company or any Associated
                                            Company by a third party under a
                                            duty of confidence where such a duty
                                            has been made known to the Executive
                                            and which is not in the public
                                            domain otherwise than by breach of
                                            the Executive's duties of
                                            confidentiality to the Company.

         "Corporate Information"            means all and any information
                                            (whether or not recorded in
                                            documentary form or on computer disc
                                            or tape) relating to the business
                                            methods, corporate plans, management
                                            systems, finances, business
                                            opportunities or research and
                                            development projects of the Company
                                            or any Associated Company.

         "Marketing Information"            means all and any information
                                            (whether or not recorded in
                                            documentary form or on computer disc
                                            or tape) relating to the marketing
                                            or sales of any product or service
                                            of the Company or any Associated
                                            Company including without limitation
                                            sales targets and statistics, market
                                            share and pricing statistics,
                                            marketing surveys and plans, market
                                            research reports,

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                                            sales techniques, price lists,
                                            discount structures, advertising and
                                            promotional material, the names,
                                            addresses, telephone numbers,
                                            contact names and identities of
                                            customers and potential customers of
                                            and suppliers and potential
                                            suppliers to the Company or any
                                            Associated Company and the nature of
                                            their business operations, their
                                            requirements for any product or
                                            service sold to or purchased by the
                                            Company or any Associated Company
                                            and all confidential aspects of
                                            their business relationship with the
                                            Company or any Associated Company.

         "Associated Company"               means a subsidiary and any other
                                            company which is for the time being
                                            a holding company (as defined by the
                                            Company Acts 1985 Section 736) of
                                            the Company or another subsidiary of
                                            any such holding company.

         "Pension Scheme"                   means The Associated Octel Company
                                            Limited Pension Plan.

         "Parent"                           means Octel Corp


2.       APPOINTMENT AND DURATION

2.1. The Parent and the Company agree to employ the Executive and the Executive hereby accepts employment with the Parent and the Company upon the terms and conditions set forth in this Agreement.

2.2. The Company appoints the Executive and the Executive agrees to serve as a Director or Officer of the Company and for any Associated Company or in such other appointment as may from time to time be agreed. The Executive accepts that the

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         Company may at its discretion require him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.


2.3. The appointment shall be deemed to have commenced on 22nd May 1998 and shall continue (subject to earlier termination as provided in this Agreement) until terminated by the Company giving to the Executive not less than 12 calendar months prior notice or by the Executive giving to the Company not less than 6 calendar months prior notice. The Executive's period of continuous employment with the Company began on 13th October 1997.

2.4. With the prior consent of the Executive the Company may from time to time appoint any other person or persons to act jointly with the Executive in his appointment.

2.5. The Executive warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms or any contract with or of any other obligation to any third party binding upon him.

3.       DUTIES OF THE EXECUTIVE

3.1.     The Executive shall at all times during the period of this Agreement:

         3.1.1. devote the whole of his time, attention and ability to the duties of his appointment save for such reasonable time as he may use for non-executive directorships of companies, which he has been authorised in writing by the Board to accept;

         3.1.2. faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

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         3.1.3.     obey all lawful and reasonable directions of the Board of
                    the Parent of the Company;

         3.1.4. use his best endeavours to promote the interests of the Company;

         3.1.5. keep the Managing Director promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company or any Associated Company and provide such explanations in connection therewith as the Managing Director may require;

         3.1.6. not at any time make any untrue or misleading statement relating to the Company or any Associated Company;

         3.1.7. inform the Managing Director promptly if he receives a solicitation from a competitor or potential competitor either on a personal or a business basis which could be prejudicial to the best interests of the Company or its Associated Companies.

4.       PLACE OF WORK AND RESIDENCE

4.1. The Executive shall perform his duties at the Company's premises in Ellesmere Port and/or such other place of business of the Company as the Company may require whether inside or outside the United Kingdom but the Company shall not without his prior consent require him to go to or reside anywhere outside the United Kingdom except for occasional visits in the ordinary course of his duties, such visits not normally to exceed a period of one month.

4.2. The Executive shall at all times reside within a radius of 40 miles from his place of work from time to time. If the Company shall change his place of work such that the Executive has to relocate his residence to remain within that radius, the Company shall reimburse him his removal and other incidental expenses in accordance with its

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         then current policy for relocation of Executives.

5.       HOURS OF WORK

         The Executive's hours of work are the normal hours of the Company from 9 am to 5.30 pm Monday to Friday each week together with such additional hours as may be necessary so as properly to fulfill his duties.

6.       PAY

6.1.     During his appointment the Company shall pay to the Executive:

         6.1.1. a basic salary at the rate of (pound)150,000 per year which shall accrue day to day and be payable by equal monthly instalments in advance according to the published schedule of payment dates. The salary shall be deemed to include any fees receivable by the Executive as a Director or Officer of the Company, or of any other Associated Company or other company unincorporated body in which he holds office as nominee or representative of the Company or an Associated Company and

         6.1.2. a bonus in accordance with the corporate bonus scheme set out in Schedule 1.

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6.2.     The Executive's basic salary shall be reviewed by the Board on 1st
         January each year except in the first year and the rate of basic salary may be increased by the Company on a discretionary basis with effect from that date by such amount if any as it shall think fit. The first such review of salaries will take place on 1st January 2000.


7.       PENSION

7.1. The Executive shall be entitled to be and remain a member of the Company Pension Scheme subject to the terms of its Deed and Rules from time to time details of which are at Schedule 2. The Company shall be entitled at any time to terminate the Pension Scheme or the Executive's membership of it subject to providing him with the benefit of an equivalent pension scheme ("the New Scheme") each and every benefit of which shall not be less favourable than the benefits provided to the Executive under the existing scheme and to ensuring that the Executive is fully credited in the New Scheme for his pensionable service in the existing scheme as if such pensionable service has been under the New Scheme.

7.2. For the purposes of Part III of the Pension Schemes Act 1993 there is a contracting-out certificate in force.

7.3. The Company will provide additional pension benefits which after taking account of the Executive's entitlement under the Company Pension Scheme, shall be the equivalent of 1/40th of full basic pay (as provided under Clause 6.1.1 above) irrespective of the Inland Revenue Pensions Cap for each year of pensionable service. The Executive is entitled to participate in The Associated Octel Funded Unapproved Retirement Benefits Scheme (FURBS) and The Associated Octel Top Hat Scheme (which together are hereinafter referred to as the Company Pension Plans) by which such additional pension provision referred to within this sub-Clause shall be provided.

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7.4.     Without prejudice to Clause 7.3, should the Executive be prevented or restricted in part or in whole by UK Inland Revenue restrictions from drawing benefits otherwise payable under the Company Pension Plans, the Company shall pay him further salary which after meeting income tax obligations shall be equivalent to the cost of providing the pension benefits denied him by such UK Inland Revenue restrictions.

7.5. The Executives accrued benefits under the Company Pension Plans shall survive termination of this Agreement, irrespective of the cause or reason for such termination.

8.       INSURANCE BENEFITS

8.1. The Executive shall be entitled to participate at the Company's expense in the Company's Permanent Health Insurance scheme which provides cover for permanent sickness or disability. He will also be covered for himself, his spouse and eligible children in the Company's BUPA Scheme, subject to the rules of such schemes, details of which are available from the HR Director. The Company may choose to terminate its agreement with BUPA and provide at least equivalent benefits with an alternative supplier.

9.       CAR

9.1. Subject to the Executive holding a current full driving licence a car of make, model and specification in line with current policy for executives will be provided. The policy also includes an option to trade up to a higher cost car, the additional cost of such to be borne by the Executive. The policy is available from the HR Director. At the option of the Company a non-pensionable cash allowance may be paid by monthly instalments in arrears in lieu of the provision of a Company car in line with current Company policy.

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9.2.     The Company shall bear all standing and running expenses of the car including fuel consumed during private use of the car throughout Europe, including holiday usage and any additional insurance costs incurred to permit the Executive to use the car outside the United Kingdom for private purposes.

9.3. The Executive shall always comply with all regulations laid down by the Company from time to time with respect to company cars; shall follow the Company policy in the case of any accidents involving his Company car, shall immediately report to the Company any driving convictions in respect of which he is disqualified from driving a motor vehicle and, on the termination of his appointment whether lawfully or unlawfully, shall forthwith return his Company car to the Company, (except as provided for in Clause 17.6.3).

10.      EXPENSES

10.1. The Company shall reimburse to the Executive normally on a monthly basis all travelling, hotel, entertainment and other expenses reasonably incurred by him in the proper performance of his duties subject to the Executive complying with such guidelines or regulations issued by the Company from time to time in this respect and to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

10.2. The Company will issue Company sponsored charge card(s) to the Executive and he shall use such card(s) only for expenses reimbursable under Clause 10.1 above, and shall return the card(s) to the Company forthwith on the termination of his employment.

11.      HOLIDAY

11.1. In addition to English public holidays the Executive is entitled to 30 working days paid holiday in each holiday year which runs from 1st January to 31st December to

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         be taken at such time or times as are agreed with the Managing
         Director. The Executive may, with the consent of the HR Director, carry forward up to 10 unused days from his holiday entitlement to be taken by 31st March in the subsequent holiday year.

11.2. The Executive, with the written consent of the HR Director, may bank up to 5 days per year of his holiday entitlement which can be taken immediately prior to his normal (or early) retirement date. Alternatively, the banked holiday days may be taken as sabbatical leave with the permission of the Managing Director.

11.3. For the holiday year during which his appointment commences or terminates, the Executive is entitled to two and a half working days holiday for each calendar month of his employment by the Company during that holiday year. On the termination of his appointment for whatever reason, the Executive shall be entitled to pay in lieu of outstanding holiday entitlement and shall be required to repay to the Company any salary received for holiday taken in excess of his entitlement.

12.      SICKNESS

12.1. If the Executive is absent because of sickness (including mental disorder) or injury he shall report this fact forthwith to his immediate Supervisor and if the Executive is so prevented for seven or more consecutive days he shall provide a medical practitioner's statement to the HR Director on the eighth day and weekly thereafter so that the whole period of absence is certified by such statements. Immediately following his return to work after a period of absence due to incapacity the Executive shall complete a Self-Certification form available from the HR Department detailing the reason for his absence. This should be forwarded to the Staff Pay Office at Ellesmere Port by the Executive on the first day of his return to work.

12.2. If the Executive shall be absent due to sickness (including mental disorder) or injury duly certified in accordance with the provisions of Clause 12.1 hereof, he shall be paid his full remuneration hereunder for up to one month's absence in any period of

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         twelve consecutive months and thereafter such remuneration, if any, as the Managing Director shall determine from time to time provided that such remuneration shall:-

         12.2.1. never be less than the proceeds received by the Company in respect of the Executive under the Company's permanent health insurance scheme (after paying pension contributions); and

         12.2.2. be inclusive of any Statutory Sick Pay to which the Executive is entitled under the provisions of the Social Security Contributions and Benefits Act 1992 and any Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered) may be deducted therefrom.

12.3. If the sickness or injury of the Executive shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and shall give to the Company all particulars the Company may reasonably require and shall if required by the Company refund to the Company that part of any damages recovered relating to loss of earnings for the period of the incapacity as the Company may reasonably require, provided that the amount to be refunded shall not exceed the amount of damages or compensation recovered by him less any costs borne by the Executive in connection with the recovery of such damages and or compensation and shall not exceed the total remuneration paid to him by way of salary in respect of the period of absence.

12.4. For Statutory Sick Pay purposes the Executive's qualifying days shall be his normal working days.

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12.5.    At any time during the period of his appointment the Executive shall at the request and expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the Company and shall authorise such medical practitioner to disclose to and discuss with the Company's medical adviser the result of such examination and any matters which arise from it in order that the Company's medical adviser can notify the Company of any matters which, in his opinion, might hinder or prevent the Executive (if during a period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time.

13.      ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges:

13.1. that the Company or its Associated Companies possesses or will possess a valuable body of Confidential Information; and

13.2. that the Company or its Associated Companies will give him access to Confidential Information in order that he may carry out the duties of his employment; and

13.3. that the duties of his employment include without limitation a duty of trust and confidence and a duty to act at all times in the best interests of the Company and any Associated Company; and

13.4. that his knowledge of Confidential Information directly benefits him by enabling him to perform his management duties; and

13.5. that the disclosure of any Confidential Information to any competitor of the Company or any Associated Company or to other third parties would place the Company or any

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         Associated Company at a serious competitive disadvantage and would cause serious financial and other damage to their businesses; and

13.6. that the success of the business of the Company and its Associated Companies depends in part on the Executive's success and the Directors of the Company and its Associated Companies establishing business relationships with clients similar to those established and maintained by the Executive in the course of his employment.

14.      RESTRICTIVE COVENANTS

14.1. The Executive shall not make use of, divulge or communicate to any person (save in the performance of his duties during the course of his employment) any trade secrets or other Confidential Information or Marketing Information of or relating to the Company or any of its Associated Companies which he may have received or obtained while in the service of the Company or any of its Associated Companies. This restriction shall continue to apply after the termination of his employment without limit in point of time and shall cease to apply to information ordered to be disclosed by a Court of competent jurisdiction or otherwise required to be disclosed by law.


14.2.    Restrictions on competition

         14.2.1. Within this Clause 14 the following words shall have the following meanings:

                    `Termination Date' shall mean the date of termination of your employment in accordance with the terms of this contract.

                    `Relevant Period' shall mean the twelve month period prior to and ending with the Termination Date.

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                    `Restricted Customer' shall mean any person, firm, company or other entity who was at any time in the relevant period a customer of the Company or any Associated Company.

                    `Prospective Customer' shall mean any person, firm or company who was at the Termination Date negotiating with the Company or any Associated Company with a view to dealing with the Company or any Associated Company as a customer.

                    `Prohibited Business' shall mean any business or activity carried on by the Company or any Associated Company at the Termination Date or at any time in the Relevant Period in which you shall have been directly concerned in the course of your employment at any time in the Relevant Period.

                    `Protected Supplier' shall mean any supplier or prospective supplier of the Company or any Associated Company with whom you shall have had dealings in the course of your employment during the Relevant Period.

         14.2.2. You shall not compete with the Company or any Associated Company during the period of twelve months after the Termination Date directly or indirectly on your own account or on behalf of or in conjunction with any person, firm or company or other organisation canvas or solicit or by any other means seek to conduct, or conduct Prohibited Business with any Restricted Customer with whom you shall have had material dealings during the course of your duties hereunder at any time in the Relevant Period or with whom and to your knowledge any employee or agent of the Company or any Associated Company shall have had material dealings in the Relevant Period.

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         14.2.3.    You shall not compete with the Company or any Associated
                    Company during the period of twelve months after the Termination Date directly or indirectly on your own account or on behalf of or in conjunction with any person, firm or company or other organisation canvas or solicit or by any other means seek to conduct Prohibited Business with or conduct Prohibited Business with any prospective customer with whom you shall have had material dealings in the course of your duties hereunder at any time in the Relevant Period or with whom and to your knowledge any employee or agent of the Company or any Associated Company shall have had material dealings in the Relevant Period.

         14.2.4. You shall not during the period of twelve months after and during a six month period prior to the Termination Date directly or indirectly induce or seek to induce any employee being a manager or a director of the Company or any Associated Company engaged in the Prohibited Business who was such an employee at the Termination Date and with whom you shall during the Relevant Period have had material dealings in the course of your duties hereunder to leave the employment of the Company or any Associated Company whether or not this would be a breach of contract on the part of that employee.

         14.2.5. You shall not during the period of twelve months after the Termination Date directly or indirectly seek to entice away from the Company or any Associated Company or otherwise solicit or interfere with the relationship between the Company or any Associated Company and any Protected Supplier.

         14.2.6. Each of the restrictions contained in this Clause 11 is intended to be separate and severable. In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof were deleted,

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                    such restriction shall apply with such deletion as may be
                    necessary to make it valid and effective.

         14.2.7. The Company reserves the right to update and change these conditions when circumstances dictate to reflect the changing nature of its business and protectable interests.

14.3. Each of the restrictions in each of Clauses 14.2.2 to 14.2.7 is considered by the parties to be reasonable in all the circumstances but if any such restriction shall be held by any Court to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company, the said restriction shall apply with such modifications as may be necessary to render it valid and effective.

15.      INTELLECTUAL PROPERTY

         You will promptly disclose to the Company and keep confidential all inventions, copyright works, designs or technical know how conceived or made by you alone or with others in the course of your employment. You will hold all such intellectual property in trust for the Company and will do everything necessary or desirable at its expense to vest the intellectual property fully in the Company and/or any Associated Company and/or to secure patent or other appropriate forms of protection for the intellectual property. Decisions as to the protection or exploitation of any intellectual property shall be in the absolute discretion of the Company.

16.      COPYRIGHT

16.1. The Executive hereby assigns to the Company by way of future assignment all copyright, design right and other intellectual property rights for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written or made by the Executive (except only those works or designs originated, conceived, written or made by the Executive wholly outside his normal

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         working hours which are wholly unconnected with his employment or the business of the Company) during the period of his employment by the Company.


16.2. The Executive hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by Chapter 4 of Part I of the Copyright Designs and Patents Act 1988 for any work in which copyright or design right is vested in the Company whether by Clause 16.1 or otherwise.

16.3. The Executive shall, at the request and cost of the Company, do all things necessary or desirable to substantiate the rights of the Company or any Associated Company under Clauses 16.1 and/or 16.2.


17.      TERMINATION OF AGREEMENT

17.1.    Automatic Termination
         This Agreement shall automatically terminate:

         17.1.1. on the first day of the month following the Executive reaching his 65th birthday; or

         17.1.2. if the Executive becomes prohibited by law from being a Director of the Parent; or

         17.1.3.  if he resigns his office as a Director of the Company; or

         17.1.4. if the office of Director of the Company held by the Executive is vacated pursuant to the Company's Articles of Association save if the vacation shall be caused by illness (including mental disorder) or injury; or

         17.1.5. if the Executive otherwise ceases to be a Director of the Company.

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17.2.    Suspension

         In order to investigate a complaint against the Executive of misconduct the Company is entitled to suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.


17.3.    Immediate Dismissal

         The Company may by notice terminate this Agreement with immediate effect if the Executive:

         17.3.1. commits any act of gross misconduct or repeats or continues (after written warning) any other serious breach of his obligations under this Agreement; or

         17.3.2. is guilty of any conduct which in the reasonable opinion of the Board of the Parent brings him, or the Company or its Associated Companies into disrepute; or

         17.3.3. is convicted of any criminal offence punishable with more than six months imprisonment (other than an offence under road traffic legislation in the United Kingdom or elsewhere in respect of which he is convicted and is sentenced to an immediate term of imprisonment); or

         17.3.4. commits any act of dishonesty whether relating to the Company, any of its or their employees or otherwise; or

         17.3.5. when he is a Director of the parent, becomes bankrupt or makes any

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                  arrangement or composition with his creditors generally; or

         17.3.6. is in the reasonable opinion of the Board of the parent incompetent in the performance of his duties.

17.4.    Dismissal on Short Notice

         The Company may terminate this Agreement as follows notwithstanding Clause 12.2 by not less than six months' prior notice given at any time while the Executive is incapacitated by ill-health or accident from performing his duties under this Agreement and has been so incapacitated for a period or periods aggregating 100 days in the preceding twelve months. Provided that:-

          17.4.1. the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties and provides a medical practitioner's certificate satisfactory to the Board to the effect that he has fully recovered his health and that no recurrence of his illness or incapacity can reasonably be anticipated;

         17.4.2. the Company shall not exercise this right if the effect of so doing shall be to deprive the Executive of any of the benefits of the Permanent Health Insurance referred to in Clause 8.1.

17.5.    Pay in lieu

         Upon notice being tendered by either party to terminate this Agreement or at any time thereafter during the currency of such notice the Company shall be entitled to require the Executive to refrain from carrying out some or all of his duties during the period of such notice and to serve out such notice at his home or any of the Company's UK premises.

17.6.    Change of Control

         17.6.1   Termination by Company Without Cause or By Executive for Good
                  -------------------------------------------------------------
                  Reason After Change of Control.
                  ------------------------------

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         Notwithstanding any other provisions in this Agreement, if during the three- year period following a "Change of Control", the Company terminates the Executive without Cause or the Executive terminates his employment for Good Reason, then the Company shall pay the Executive an amount equal to (i) three (3) times the highest base salary in effect during the term of this Agreement and (ii) three (3) times the highest annual bonus paid during the term of this Agreement, and (iii) all amounts accrued for (a) base salary through the termination date, (b) any unpaid annual bonus for completed years, (c) accrued vacation through the termination date, and (d) business expenses through the termination date. The Company shall pay the Executive all amounts to which he is entitled under this paragraph within 10 days after the termination date. In addition, for purposes of determining the Executive's entitlement to benefits under the Company's retirement plans, the Company shall credit the Executive with three (3) additional years of service and earnings as though he had continued to work through such three-year period at the highest base salary and annual bonus paid during the term of this Agreement. If the Company is prohibited by law from crediting the Executive with such service and earnings under any qualified plan, it shall make any such incremental benefit available to him under a non-qualified supplemental plan. Where such termination takes place before 3 years service, the annual bonus multiplier will be assumed to be the target percentage for the Executive.

         17.6.2. Under the circumstances described in Clause 17.6.1, all stock options previously granted to the Executive and not yet expired, will become fully and immediately vested and exercisable on the Termination Date and for 180 days thereafter. During the first 45 days of trading, a notional value of $15 per share will be assumed.

         17.6.3. Under the circumstances described in Clause 17.6.1, the Company will cause title to the Executive's currently allocated car, if a car was provided by the Company at the date of the change of control, to be transferred free of charge to the Executive within ten days of the Termination Date.

         17.6.4. For the purposes of Clause 17.6 "Change of Control" means a change in

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

                 control of a nature that would be required to be reported in response to item 5

                  (f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 of the United States of America, as amended ("Exchange Act") whether or not the Parent or the Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent or the Company representing 20% or more of the combined voting power of the Parent's or the Company's, respectively, then outstanding securities (other than the Parent, the Company, any employee benefit plan of the Company or the Parent); and, for purposes of this Agreement, no change in control shall be deemed to have occurred as a result of the "beneficial ownership", or changes therein, of the Parent's or the Company's securities, respectively, by any of the foregoing, (b) there shall be consummated (i) any consolidation or merger of Parent or the Company in which the Parent or the Company is not the surviving or continuing corporation or pursuant to which shares of the Parent's or the Company's Common Stock, respectively, would be converted into cash, securities or other property, other than a merger of the Parent or the Company in which the holders of the Parent's Common Stock immediately prior to the merger have (directly or indirectly) at least a 70% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Parent or the Company, (c) the shareholders of the Parent approve any plan or proposal for the liquidation or dissolution of the Parent, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board of

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

                  the parent), contested election or substantial share accumulation (a "Control Transaction"), the members of the Board of the Parent immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board of the Parent.

         17.6.5. For the purposes of Clause 17.6 "Good Reason" exists if, without the Executive's express written consent, (a) the Executive is assigned duties materially inconsistent with his present position, duties, responsibilities and status with the Company and the Parent, (b) the Company reduces the Executive's base salary as in effect on the effective date hereof or as the same may be increased from time to time, (c) the Company reduces the Executive's aggregate compensation and incentive and benefit package, (d) the Company requires the Executive regularly to perform his duties of employment beyond a forty miles radius from the location of his current place of employment, (e) the Company takes any other action which materially and adversely changes the conditions or perquisites of the Executive's employment as in effect at the time of the Change of Control, (f) the Parent or the Company fails to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, or (g) the Company purports to terminate the Executive's employment other than pursuant to a Notice of Termination which satisfies the requirements of Clause 17.6 (and, for purposes of this Agreement, no such purported termination shall be effective).

         17.6.6. For the purposes of Clause 17.6 "Cause" means (a) the Executive's conviction of any criminal violation involving dishonesty, fraud or breach of trust, or (b) the Executive's willful engagement in gross misconduct in the performance of his duties that materially injures the Company. For purposes of this definition, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or its Subsidiaries.

         17.6.7. For the purposes of Clause 17.6 "Without Cause" means an involuntary termination of the Executive's employment by the Company other than for

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

                  cause (defined in Clause 17.6.6.) or due to the Executive's death or disability.

         17.6.8.  Default of Payment. Any payment not made within ten days after
                  ------------------
                  it is due in accordance with this Agreement shall thereafter bear interest, compounded annually, at an interest rate equal to the prime rate from time to time in effect at the Barclays Bank interest rate plus two percent (2%).

         17.6.9. The Executive will not be required to mitigate the amount of any payment or benefits provided for in Clauses 17.6.1, 17.6.2 and 17.6.3 by seeking other employment, nor shall those amounts be reduced by any payments or benefits received after the Termination Date from another employer.

17.7.    Miscellaneous

         On tendering notice by either party, or at any time thereafter, the Executive shall at the request of the Company:

         17.7.1. resign (without prejudice to any claims which the Executive may have against any Company arising out of this Agreement or the termination thereof) from all and any offices which he may hold as a Director of the Company or any Associated Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Associated Company; and

         17.7.2. transfer without payment to the Company or as the Company may direct any qualifying shares provided by it to him; and if he should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) and/or transfer(s).

18.      DISCIPLINARY AND GRIEVANCE PROCEDURE

18.1. The Executive is subject to the Company's disciplinary rules and procedure, details of which are contained in the Company's Handbook, but the Executive has no

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

         contractual entitlement in this respect.

18.2. If the Executive has any grievance relating to his employment (other than one relating to a disciplinary decision) he should refer such grievance to the Managing Director and if the grievance is not resolved it will be referred to the Board of the Parent for resolution.

19.      GENERAL

19.1.    Collective Agreements

         There are no collective agreements currently in force applicable to the Executive's employment.

19.2.    Reconstruction and amalgamation

         If the Executive's employment hereunder shall be terminated by reason of the liquidation of the Company for the purposes of reconstruction or amalgamation then the Executive shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement as then in operation and the Executive shall have no claim against the Company in respect of the termination of his employment hereunder by reason of liquidation for such purposes.

19.3.    Prior agreements

         This Agreement sets out the entire agreement and understanding of the parties and is in substitution for any previous contracts of employment or for services between the Company or any of its Group Companies and the Executive (which shall be deemed to have been terminated by mutual consent).

19.4.    Accrued rights

         The expiration or termination of this Agreement however arising shall not operate to

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

         affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.

19.5.    Proper law

         The validity construction and performance of this Agreement shall be governed by English law.

19.6.    Acceptance of jurisdiction

         All disputes claims or proceedings between the parties relating to the valid construction or performance of this Agreement shall be subject to the non-exclusive jurisdiction of the High Court of Justice in England and Wales ("the High Court") to which the parties irrevocably submit.

19.7.    Notices

         Any notice to be given by a party under this Agreement must be in writing and must be given by delivery at or sending first class post or other faster postal service, or facsimile transmission or other means of telecommunication in permanent written form (provided the addressee has facilities for receiving such transmissions) to the last known postal address or relevant telecommunications number of the other party. Where notice is given by sending in a prescribed manner it shall be deemed to have been received when in the ordinary course of the means of transmission it would be received by the addressee. To prove the giving of a notice it shall be sufficient to show it was despatched. A notice shall have effect from the sooner of its actual or deemed receipt by the addressee.

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

IN WITNESS whereof the Executive and the Company have executed this document as a Deed the day and year first before written



SIGNED AND DELIVERED AS A DEED              )
by the Executive in the presence of:        )





EXECUTED AND DELIVERED AS A DEED            )
by the Company acting by:                   )





Director: ....................................




Director/Secretary: ..........................




in the presence of: ..........................

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